Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact Information:
Cedar Shopping Centers, Inc.
Leo S. Ullman, Chairman, CEO and President
(516) 944-4525
lsu@cedarshoppingcenters.com
CEDAR SHOPPING CENTERS REPORTS FIRST QUARTER 2010 RESULTS
- Substantially De-leveraged Balance Sheet -
- Increased Revenues and NOI -
Port Washington, New York — May 6, 2010 — Cedar Shopping Centers, Inc. (NYSE: CDR) today reported its financial results for the first quarter ended March 31, 2010.
Highlights
•	Revenues, excluding non-cash items, were $44.7 million as compared to $41.8 million for the comparable quarter of 2009, an increase of 6.9%.
•	Net operating income (“NOI”), excluding non-cash items, was $27.9 million compared to $26.9 million for the comparable quarter of 2009, an increase of 3.4%.
•	Operating funds from operations (“FFO”), excluding non-cash items, was $0.17 per share/OP unit.
•	Occupancy for stabilized properties remained at 95%.
•	Debt-to-total-market capitalization will be 55.8%, proforma as of March 31, 2010, compared to 67.2% at the end of 2009 and 89.7% at March 31, 2009.
•	The balance outstanding under the Company’s stabilized credit facility, as compared to March 31, 2009, was reduced by $186 million to approximately $90 million as of today.
•	509,000 square feet of leases were renewed during the quarter at an average increase of 5.6%.
•	The Company reiterates full year 2010 FFO guidance of $0.60 to $0.70 per share/OP Unit.
Leo Ullman, Cedar’s CEO, stated, “ The Company continues to execute its business plan, which is reflected in our strong operating results and high occupancy in the first quarter, along with further de-leveraging of our balance sheet. By focusing on both our operations and our balance sheet, we have positioned our Company to enhance shareholder value as we seek to capture additional internal growth through our leasing results and to drive external growth through future acquisition opportunities."

Operating Activities
Leasing
In the first quarter of 2010, the Company signed 54 renewal leases, substantially all at stabilized properties, totaling approximately 509,000 square feet of GLA with an average increase in base rents of 5.6%. The Company signed 18 new leases totaling approximately 69,000 square feet at an average base rent of $13.13 per square foot, while the Company had 17 terminated leases, totaling approximately 175,000 square feet, at an average base rent of $11.42 per square foot. These leasing results basically reflect a consistent pattern during past quarters and years of increases in renewal rents and rents for lease-up of vacant premises.
The Company has also substantially completed all renewal leases for 2010 and more than 40% of renewals for 2011.
Development
The Company continues to lease-up the ground-up development projects that it delivered in the latter part of 2009 and continues major re-tenanting projects at Lake Raystown shopping center (Lake Raystown, Pennsylvania) and Townfair Center (Indiana, Pennsylvania). The Company’s remaining development pipeline at this time consists primarily of redevelopments of the Shore Mall property in Egg Harbor Township, New Jersey, the Trexlertown Plaza property in Trexlertown, Pennsylvania and The Brickyard in Berlin, Connecticut, all of which are presently generating positive cash flow, as well as a ground-up development of a supermarket-anchored center in Kutztown, Pennsylvania.
Occupancy
Occupancy for the Company’s stabilized properties remained 95%. On an overall basis, including development properties, occupancy declined to 90% from 91% during the first quarter of 2010, principally reflecting the expected lease termination of a single big box club store tenant at The Brickyard (Berlin, Connecticut) property.
Financial Results
For the first quarter of 2010, excluding impairment charges and non-cash revenues from straight line rents and amortization of intangible lease liabilities, and certain other non-cash and/or non-recurring items, the Company had stable year-over-year operating results while continuing to greatly improve its balance sheet strength and flexibility.
Revenues
Revenues from all managed properties, excluding non-cash items, for the quarter ended March 31, 2010 increased 6.9% to $44.7 million as compared to $41.8 million for the comparable quarter of 2009.
NOI
The Company’s NOI for all managed properties, excluding non-cash revenues and mark-to-mark adjustments relating to stock-based compensation, increased 3.4% to $27.9 million for the first quarter of 2010 as compared to $26.9 million for the comparable quarter of 2009. The first quarter of 2010 included income from ground-up development projects delivered in 2009 and acquisitions made in the first quarter of 2009, partially offset by reduced income at properties undergoing re-development/re-tenanting, primarily at the Shore Mall, The Brickyard and Oakhurst Plaza. The Company’s NOI, as reported for the first quarter of 2010, was $28.7 million as compared to $31.5 million for the comparable quarter of 2009, reflecting, in addition to the items mentioned above, the contribution of four properties into the RioCan joint venture, lower non-cash revenues and higher non-cash stock-based compensation expense.
The Company’s bad debt expense for the first quarter of 2010 declined to approximately 1.5% as compared to 2.5% for the fourth quarter of 2009.
Net Income Attributable to Common Shareholders
Net income, before impairments and mark-to-mark adjustments relating to stock- based compensation, was $0.2 million for the first quarter of 2010 as compared to $3.1 million for the comparable quarter of 2009. The 2010 first quarter’s results reflect (a) lower income from the contribution of four properties into the RioCan joint venture, (b) lower non-cash revenues, (c) higher interest expense, including amortization of financing costs, resulting from the closing of the stabilized property line of credit, refinancing certain variable-rate loans and completing development projects, partially offset by lower interest expense from the repayment of debt with proceeds from issuance of common stock, (d) higher NOI from the completion of ground-up development projects, (e) higher NOI from the acquisition of two properties early in 2009, and (f) the benefit from the settlement of a lawsuit ($0.7 million). Net (loss) income, as reported, was ($3.5) million for the first quarter of 2010 as compared to $3.9 million for the first quarter of 2009 additionally reflecting (i) higher impairment and transaction costs principally in connection with the RioCan joint venture as well as a terminated development project, and (ii) substantially higher non-cash stock-based compensation expense.
FFO
Operating FFO for the quarter, before the above-mentioned impairments and non-recurring items, was $10.3 million ($0.17 per share/OP unit), as compared to $14.6 million ($0.31 per share/OP unit) for the comparable quarter of 2009. After the impairments and non-recurring items, FFO was $6.6 million ($0.11 per share/OP unit) as compared to $15.5 million ($0.33 per share/OP unit) for the comparable quarter of 2009.
A reconciliation of net income attributable to common shareholders to FFO is contained in the table accompanying this release.
Same-Property Results
The Company’s same-property operating results include 102 properties for the first quarters of both 2010 and 2009. Same-property net operating income, excluding straight-line rents and amortization of intangible lease liabilities, was $21.6 million for the first quarter of 2010 as compared to $23.3 million for the comparable period of 2009 reflecting, among other things, vacancies created in connection with redevelopment and re-tenanting of the Company’s Oakhurst Plaza and The Brickyard properties, all in line with expectations.

Balance Sheet
The Company has continued to improve its financial flexibility through (a) the sale of 9.5 million common shares that raised $60.2 million, (b) the receipt of $10 million in April 2010 as a result of the exercise by RioCan of a warrant to purchase approximately 1.4 million common shares of Cedar stock at $7.00 per share, (c) the ongoing sales of shares under the “SEPA” program that raised approximately $5.0 million, (d) the contribution of four properties to the previously-announced RioCan joint venture, generating approximately $19 million in net cash proceeds and reducing debt by approximately $81 million, and (e) the sale of four properties in the Company’s drugstore/convenience center group, generating $2 million in net cash proceeds and reducing debt by approximately $8 million.
The cumulative effect of these transactions and of the final property transfer to the RioCan joint venture will have been to reduce the Company’s debt-to-total-market capitalization to 55.8%, pro forma as of March 31, 2010, from 67.2% at the end of 2009 and from 89.7% at March 31, 2009.
Total assets were $1.70 billion at March 31, 2010. The Company had total debt outstanding of $896.0 million at March 31, 2010 as compared to $950.7 million at December 31, 2009 excluding mortgage debt related to properties to be transferred to the RioCan joint venture or held for sale.
At March 31, 2010, the Company’s fixed-rate debt, excluding mortgage debt related to properties to be transferred to the RioCan joint venture or held for sale, was approximately 68% of total indebtedness, with a weighted average remaining term of 5.6 years and a weighted average interest rate of 5.8% per annum.
As of March 31, 2010, the Company had 62.9 million shares of common stock outstanding compared to 45.1 million shares at March 31, 2009. As previously reported, an additional 1.4 million shares were acquired by RioCan in April pursuant to the exercise of a warrant.
Credit Facilities
The outstanding balance at March 31, 2010 under the Company’s $285 million credit facility for stabilized properties (due 2012 with a one-year extension) was $116.3 million with an availability of approximately $60 million. Including the above mentioned transactions and the final property transfer to the RioCan joint venture, the amount outstanding under that facility will be approximately $80 million with an availability of approximately $100 million. This compares to the amount outstanding at March 31, 2009 of $276 million.
The outstanding balance as of March 31, 2010 under the Company’s $150 million credit facility for development properties was approximately $91 million.
The RioCan Joint Venture
As of April 30, 2010, the Company has completed the transfer of an 80% interest in six of the seven properties identified under the joint venture arrangement with RioCan. Two transfers of properties took place in the first quarter of 2010, generating net cash proceeds of approximately $13 million; two additional transfers took place in April, generating net cash proceeds of $6 million. One property remains to be transferred and is expected to generate approximately $10 million in additional net cash proceeds.
The RioCan/Cedar joint venture, which anticipates purchasing up to $500 million of additional new properties over a two-year period, acquired the 128,000 square foot Town Square Plaza shopping center, located in Temple, Pennsylvania, on January 26, 2010. The property, built in 2008, is anchored by a 73,000 square foot Giant Food Stores supermarket and was purchased for approximately $19 million.
Financial Guidance
The Company reported FFO of $0.17 per share/OP Unit excluding impairment charges and mark-to-market adjustments of stock-based compensation. The Company reiterates full year 2010 FFO guidance of $0.60 to $0.70 per share/OP Unit which excludes, as previously disclosed, the following:
•	Acquisitions of properties, whether by the Company itself or in joint ventures, including acquisition fees and/or other fees attributable thereto;
•	Sales or other dispositions of properties, including any related gains or impairment charges;
•	Mark-to-market adjustments relating to stock-based compensation; and
•	Other non-recurring transactions.
Supplemental Financial Information Package
The Company has issued “Supplemental Financial Information” for the period ended March 31, 2010 and has filed such information today as an exhibit to Form 8-K, which will also be available on the Company’s website at www.cedarshoppingcenters.com.
Reference to Form 10-Q
Interested parties are urged to review the Form 10-Q to be filed with the Securities and Exchange Commission for the period ended March 31, 2010, when available, for further details. The Form 10-Q can also be linked through the “Investor Relations” section of the Company’s website.
Investor Conference Call
The Company will host a conference call on Friday, May 7, 2010, at 9:00 AM Eastern time to discuss the first quarter results. The conference call can be accessed by dialing (877) 591-4953 or (719) 325-4820 for international participants. A live webcast of the conference call will be available online on the Company’s website at www.cedarshoppingcenters.com. A replay of the call will be available from noon Eastern time on May 7, 2010, until midnight Eastern time on May 21, 2010. The replay dial-in numbers are (888) 203-1112 or (719) 457-0820 for international callers. Please use passcode 5716074 for the telephonic replay. A replay of the Company’s webcast will be available on the Company’s website for a limited time.
About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of “bread and butter"® supermarket-anchored shopping centers in coastal mid-Atlantic and New England states. The Company presently owns (both wholly-owned and in joint venture) and manages approximately 13 million square feet of GLA at 119 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years. The Company’s stabilized properties have an occupancy rate of approximately 95%.
For additional financial and descriptive information on the Company, its operations and its portfolio, please refer to the Company’s website at www.cedarshoppingcenters.com.
Forward-Looking Statements
Statements made or incorporated by reference in this press release include certain “forward-looking statements”. Forward-looking statements include, without limitation, statements containing the words “anticipates”, “believes”, “expects”, “intends”, “future”, and words of similar import which express the Company’s beliefs, expectations or intentions regarding future performance or future events or trends. While forward-looking statements reflect good faith beliefs, expectations, or intentions, they are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors, which may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements as a result of factors outside of the Company’s control. Certain factors that might cause such differences include, but are not limited to, the following: real estate investment considerations, such as the effect of economic and other conditions in general and in the Company’s market areas in particular; the financial viability of the Company’s tenants (including an inability to pay rent, filing for bankruptcy protection, closing stores and vacating the premises); the continuing availability of acquisition, development and redevelopment opportunities, on favorable terms; the availability of equity and debt capital (including the availability of construction financing) in the public and private markets; the availability of suitable joint venture partners and potential purchasers of the Company’s properties if offered for sale; the ability of the Company’s joint venture partner to fund its share of future property acquisitions; changes in interest rates; the fact that returns from acquisition, development and redevelopment activities may not be at expected levels or at expected times; risks inherent in ongoing development and redevelopment projects including, but not limited to, cost overruns resulting from weather delays, changes in the nature and scope of development and redevelopment efforts, changes in governmental regulations relating thereto, and market factors involved in the pricing of material and labor; the need to renew leases or re-let space upon the expiration or termination of current leases and incur applicable required replacement costs; and the financial flexibility of the Company and its joint venture partners to repay or refinance debt obligations when due and to fund tenant improvements and capital expenditures.
Non-GAAP Financial Measures — FFO
Funds From Operations (“FFO”) is a widely-recognized non-GAAP financial measure for REITs that the Company believes, when considered with financial statements determined in accordance with GAAP, is useful to investors in understanding financial performance and providing a relevant basis for comparison among REITs. In addition, FFO is useful to investors as it captures features particular to real estate performance by recognizing that real estate generally appreciates over time or maintains residual value to a much greater extent than do other depreciable assets. Investors should review FFO, along with GAAP net income, when trying to understand an equity REIT’s operating performance. The Company presents FFO because the Company considers it an important supplemental measure of its operating performance and believes that it is frequently used by securities analysts, investors and other interested parties in the evaluation of REITs. Among other things, the Company uses FFO or an adjusted FFO-based measure (1) as one of several criteria to determine performance-based bonuses for members of senior management, (2) in performance comparisons with other shopping center REITs, and (3) to measure compliance with certain financial covenants under the terms of the Company’s secured revolving credit facilities.
The Company computes FFO in accordance with the “White Paper” on FFO published by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income applicable to common shareholders (determined in accordance with GAAP), excluding gains or losses from debt restructurings and sales of properties, plus real estate-related depreciation and amortization, and after adjustments for partnerships and joint ventures (which are computed to reflect FFO on the same basis).
FFO does not represent cash generated from operating activities and should not be considered as an alternative to net income applicable to common shareholders or to cash flow from operating activities. FFO is not indicative of cash available to fund ongoing cash needs, including the ability to make cash distributions. Although FFO is a measure used for comparability in assessing the performance of REITs, as the NAREIT White Paper only provides guidelines for computing FFO, the computation of FFO may vary from one company to another.
The following table sets forth the Company’s calculations of FFO for the three ended March 31, 2010 and 2009:

	2010	2009

Net (loss) income attributable to common shareholders	$(3,490,000)	$3,948,000
Add (deduct):
Real estate depreciation and amortization	11,328,000	12,444,000
Noncontrolling interests:
Limited partners’ interest	(114,000)	178,000
Minority interests in consolidated joint ventures	475,000	(354,000)
Minority interests’ share of FFO applicable to consolidated joint ventures	(1,691,000)	(832,000)
Equity in income of unconsolidated joint ventures	(356,000)	(259,000)
FFO from unconsolidated joint ventures	586,000	359,000
Gain on sales of discontinued operations	(175,000)	—

Funds From Operations	$6,563,000	$15,484,000

FFO per common share (assuming conversion of OP Units)
Basic and diluted	$0.11	$0.33

Weighted average number of common shares (basic):
Shares used in determination of basic earnings per share	58,728,000	44,880,000
Additional shares assuming conversion of OP Units	1,986,000	2,017,000

Shares used in determination of basic FFO per share	60,714,000	46,897,000

Weighted average number of common shares (dilutive):
Shares used in determination of basic earnings per share	58,752,000	44,880,000
Additional shares assuming conversion of OP Units	1,986,000	2,017,000

Shares used in determination of basic FFO per share	60,738,000	46,897,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
	(unaudited)

Assets
Real estate:
Land	$354,842,000	$358,087,000
Buildings and improvements	1,333,858,000	1,325,015,000

	1,688,700,000	1,683,102,000
Less accumulated depreciation	(175,533,000)	(165,075,000)

Real estate, net	1,513,167,000	1,518,027,000

Real estate to be transferred to a joint venture	60,203,000	139,743,000
Real estate held for sale — discontinued operations	1,850,000	11,967,000
Investment in unconsolidated joint ventures	23,655,000	14,113,000

Cash and cash equivalents	15,783,000	17,164,000
Restricted cash	13,061,000	14,075,000

Receivables:
Rents and other tenant receivables, net	10,663,000	7,423,000
Straight-line rents	15,389,000	14,602,000
Joint venture settlements	7,330,000	2,322,000
Other assets	7,710,000	9,315,000
Deferred charges, net	35,149,000	36,367,000

Total assets	$1,703,960,000	$1,785,118,000

Liabilities and equity
Mortgage loans payable	$688,880,000	$692,979,000
Mortgage loans payable — real estate to be transferred to a joint venture	33,590,000	94,018,000
Mortgage loans payable — real estate held for sale — discontinued operations	—	7,765,000
Secured revolving credit facilities	207,091,000	257,685,000
Accounts payable and accrued liabilities	27,797,000	46,902,000
Unamortized intangible lease liabilities	54,819,000	55,072,000
Liabilities — real estate held for sale and real estate to be transferred to a joint venture	3,916,000	4,295,000

Total liabilities	1,016,093,000	1,158,716,000

Limited partners’ interest in Operating Partnership	11,610,000	12,638,000

Commitments and contingencies	—	—

Equity:
Cedar Shopping Centers, Inc. shareholders’ equity:
Preferred stock ($.01 par value, $25.00 per share liquidation value, 12,500,000 shares authorized, 3,550,000 shares issued and outstanding)	88,750,000	88,750,000
Common stock ($.06 par value, 150,000,000 shares authorized 62,911,000 and 52,139,000 shares, respectively, issued and outstanding)	3,774,000	3,128,000
Treasury stock (1,135,000 and 981,000 shares, respectively, at cost)	(10,629,000)	(9,688,000)
Additional paid-in capital	688,870,000	621,299,000
Cumulative distributions in excess of net income	(165,531,000)	(162,041,000)
Accumulated other comprehensive loss	(3,989,000)	(2,992,000)

Total Cedar Shopping Centers, Inc. shareholders’ equity	601,245,000	538,456,000

Noncontrolling interests:
Minority interests in consolidated joint ventures	67,704,000	67,229,000
Limited partners’ interest in Operating Partnership	7,308,000	8,079,000

Total noncontrolling interests	75,012,000	75,308,000

Total equity	676,257,000	613,764,000

Total liabilities and equity	$1,703,960,000	$1,785,118,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Operations
(unaudited)

	Three months ended March 31,
	2010	2009

Revenues:
Rents	$34,684,000	$35,332,000
Expense recoveries	10,118,000	10,269,000
Other	128,000	262,000

Total revenues	44,930,000	45,863,000

Expenses:
Operating, maintenance and management	10,775,000	9,190,000
Real estate and other property-related taxes	5,430,000	5,155,000
General and administrative	2,211,000	1,439,000
Impairments	1,555,000	—
Terminated projects and acquisition transaction costs, net	1,320,000	1,525,000
Depreciation and amortization	11,380,000	12,179,000

Total expenses	32,671,000	29,488,000

Operating income	12,259,000	16,375,000

Non-operating income and expense:
Interest expense, including amortization of deferred financing costs	(13,842,000)	(11,341,000)
Interest income	14,000	14,000
Equity in income of unconsolidated joint ventures	356,000	259,000
Gain on sales of land parcels	—	239,000

Total non-operating income and expense	(13,472,000)	(10,829,000)

(Loss) income before discontinued operations	(1,213,000)	5,546,000

(Loss) income from discontinued operations	(122,000)	180,000
Gain on sale of discontinued operations	175,000	—

Total discontinued operations	53,000	180,000

Net (loss) income	(1,160,000)	5,726,000

Less, net (income) loss attributable to noncontrolling interests:
Minority interests in consolidated joint ventures	(475,000)	354,000
Limited partners’ interest in Operating Partnership	114,000	(178,000)

Total net (income) loss attributable to noncontrolling interests	(361,000)	176,000

Net (loss) income attributable to Cedar Shopping Centers, Inc.	(1,521,000)	5,902,000

Preferred distribution requirements	(1,969,000)	(1,954,000)

Net (loss) income attributable to common shareholders	$(3,490,000)	$3,948,000

Per common share attributable to common shareholders (basic and diluted):
Continuing operations	$(0.06)	$0.09
Discontinued operations	—	—

	$(0.06)	$0.09

Amounts attributable to Cedar Shopping Centers, Inc. common shareholders, net of limited partners’ interest:
(Loss) income from continuing operations	$(3,542,000)	$4,118,000
(Loss) income from discontinued operations	(118,000)	(170,000)
Gain on sale of discontinued operations	170,000	—

Net (loss) income	$(3,490,000)	$3,948,000

Dividends to common shareholders	$—	$5,046,000
Per common share	$—	$0.1125

Weighted average number of common shares outstanding	58,728,000	44,880,000

CEDAR SHOPPING CENTERS, INC.
Consolidated Statements of Cash Flows
(unaudited)

	Three months ended March 31,
	2010	2009
Cash flow from operating activities:
Net (loss) income	$(1,160,000)	$5,726,000
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Non-cash provisions:
Equity in income of unconsolidated joint ventures	(356,000)	(259,000)
Distributions from unconsolidated joint ventures	120,000	200,000
Impairments	1,555,000	—
Terminated projects	1,271,000	252,000
Impairment — discontinued operations	248,000	—
Gain on sales of real estate	(175,000)	(239,000)
Straight-line rents	(787,000)	(640,000)
Provision for doubtful accounts	678,000	584,000
Depreciation and amortization	11,380,000	12,453,000
Amortization of intangible lease liabilities	(2,335,000)	(3,416,000)
Amortization/market price adjustments relating to stock-based compensation	1,215,000	(936,000)
Amortization of deferred financing costs	1,207,000	637,000
Increases/decreases in operating assets and liabilities:
Rents and other receivables, net	(3,918,000)	(2,891,000)
Prepaid expenses and other	(1,029,000)	(942,000)
Accounts payable and accrued expenses	(2,754,000)	(1,446,000)

Net cash provided by operating activities	5,160,000	9,083,000

Cash flow from investing activities:
Expenditures for real estate and improvements	(8,029,000)	(35,974,000)
Net proceeds from sales of real estate	2,056,000	305,000
Net proceeds from transfers to unconsolidated joint venture, less working capital at dates of transfer	9,906,000	—
Investment in unconsolidated joint ventures	(4,302,000)	(350,000)
Construction escrows and other	1,040,000	(397,000)

Net cash provided by (used in) investing activities	671,000	(36,416,000)

Cash flow from financing activities:
Net (repayments)/advances (to)/from revolving credit facilities	(50,594,000)	32,435,000
Proceeds from mortgage financings	6,699,000	8,000,000
Mortgage repayments	(10,913,000)	(11,520,000)
Payments of debt financing costs	(243,000)	(101,000)
Termination payments related to interest rate swaps	(5,476,000)	—
Noncontrolling interests:
Contributions from consolidated joint venture minority interests, net	—	11,857,000
Redemption of Operating Partnership Units	(67,000)	—
Distributions to limited partners	(180,000)	(227,000)
Net proceeds from the sales of common stock	60,227,000	—
Preferred stock distributions	(1,969,000)	(1,969,000)
Distributions to common shareholders	(4,696,000)	(5,046,000)

Net cash (used in) provided by financing activities	(7,212,000)	33,429,000

Net (decrease) increase in cash and cash equivalents	(1,381,000)	6,096,000
Cash and cash equivalents at beginning of period	17,164,000	8,231,000

Cash and cash equivalents at end of period	$15,783,000	$14,327,000